Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 under the Securities Act of 1933, of our report dated March 6, 2026, with respect to the combined financial statements of 3Knights Dynamics Group Limited for the financial years then ended August 31, 2025 and August 31, 2024 and our report dated May 18, 2026 on review of interim financial information for the financial period ended February 28, 2026. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

WS & CO PLT

202206000035 (LLP0033211-LCA) & AF002338

Chartered Accountants

Johor Bahru, Malaysia

May 19, 2026